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                     SOUTHWEST BANCORPORATION OF TEXAS, INC.
        NON-EMPLOYEE DIRECTOR STOCK PLAN STOCK CONVERSION ELECTION FORM

         1. STOCK CONVERSION ELECTION. I understand that, in lieu of receiving the cash compensation payable to me in exchange for my committee chairmanship and/or attendance at one or more committee meetings and/or attendance at one or more meetings of the Board of Directors of Southwest Bancorporation of Texas, Inc. (the "Company") and/or of the Board of Directors of Southwest Bank of Texas National Association (the "Bank"), during the 200 calendar year (my "Eligible Compensation"), I may elect, pursuant to the Southwest Bancorporation of Texas, Inc. Non-Employee Director Stock Plan (the "Plan"), to convert such Eligible Compensation into nonforfeitable shares of the common stock of the Company, par value $1.00 (the "Stock"), to be held in a custodial account ("Account") and subject to the transfer restrictions set forth in the Plan until such time as I terminate my service as a member of the Board of Directors of the Company and/or of the Bank. I also understand that the number of shares of Stock to be held in my Account in lieu of the receipt of my Eligible Compensation will be determined in accordance with the terms of the Plan and will have a fair market value equal to such Eligible Compensation.

         2. RIGHTS AS STOCKHOLDER. I understand that the custodian selected by the committee administering the Plan to maintain my Account (the "Custodian") will, on my behalf, reinvest any cash dividends attributable to the shares of Stock in my Account in additional shares of Stock and, in accordance with procedures established by the Custodian, facilitate my voting rights attributable to the shares of Stock in my Account. I also understand that any such Stock purchased with such cash dividends will be subject to the same transfer restrictions as applied to the underlying Stock to which it is attributable.

         3. DISTRIBUTION. I understand that following my termination of service as a member of the Board of Directors of the Company and/or of the Bank, I will receive a distribution of all the shares of Stock held in my Account (any fractional share will be paid in cash).

         4. PLAN DOCUMENT; PROSPECTUS. I acknowledge receipt of a copy of the Plan and understand that the shares of Stock held in my Account, and the community property interest of my spouse, if any, in such shares will be subject to all of the terms and provisions of the Plan, including amendments thereto. I also acknowledge receipt of a copy of the Plan's prospectus.

         Based upon the foregoing, I hereby irrevocably elect to convert my Eligible Compensation into nonforfeitable shares of Stock for the designated calendar year as provided above and in accordance with the terms of the Plan.



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                                                SIGNATURE OF DIRECTOR


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                                                PRINTED NAME

RECEIVED BY THE COMPANY


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